                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                       PLAYTEX PRODUCTS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                                                          [LOGO]

April 27, 2001

TO OUR STOCKHOLDERS:

    On behalf of our Board of Directors and management of Playtex
Products, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, May 31, 2001, at 9:30 a.m. at our Headquarters at 300 Nyala Farms Road, Westport, Connecticut.

    At the Annual Meeting, you will be asked to approve an amendment to our By-Laws, elect our Board of Directors, ratify the selection of our independent auditors and approve an amendment to our Stock Option Plan. Each of these items is fully described in the accompanying Notice of Annual Meeting and Proxy Statement. Your Board of Directors recommends a vote "FOR" the proposals listed as items 1 through 4 in the Notice and described in the enclosed Proxy Statement.

    Whether or not you plan to attend in person, it is important that your stock be represented at the meeting regardless of the number of shares you hold. After reading the enclosed Notice and Proxy Statement, please sign, date and mail the proxy card or voting instructions in the envelope provided. If you wish to vote in accordance with our Board's recommendations, all you need do is sign and date the card. If you plan to attend the meeting and wish to vote in person, you may revoke your proxy at that time.

    If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                          Sincerely,

                                          /s/ Michael R. Gallagher

                                          Michael R. Gallagher
                                          Chief Executive Officer and Director

                             PLAYTEX PRODUCTS, INC.
                              300 NYALA FARMS ROAD
                          WESTPORT, CONNECTICUT 06880
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2001

    The Annual Meeting of Stockholders of Playtex Products, Inc. will be held at our Headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Thursday, May 31, 2001, at 9:30 a.m., local time, for the following purposes:

    ITEM 1. To approve an amendment to our By-Laws (the "By-Laws");

    ITEM 2. To elect eleven directors for a term of one year and until their successors are duly elected and qualified;

    ITEM 3. To ratify the selection of the firm of KPMG LLP as our independent auditors for fiscal year 2001;

    ITEM 4. To approve an amendment to the Playtex 1994 Stock Option Plan for Directors and Executive and Key Employees (the "1994 Stock Option Plan" or the "Plan"); and

    ITEM 5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only holders of our common stock at the close of business on April 16, 2001, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

    All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors

                                          /s/ Paul E. Yestrumskas

                                          Paul E. Yestrumskas
                                          Vice President, General Counsel and
                                          Secretary

APRIL 27, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED, AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED.

                             PLAYTEX PRODUCTS, INC.

                              300 NYALA FARMS ROAD
                          WESTPORT, CONNECTICUT 06880

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is being furnished to all stockholders of Playtex Products, Inc (the "Company") in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting. The meeting will be held at our headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Thursday, May 31, 2001, at 9:30 a.m. This Proxy Statement and the accompanying proxy card are being mailed beginning on or about May 4, 2001 to our stockholders entitled to vote at the Annual Meeting.

    All of our stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete the enclosed proxy card, and sign, date and return it as promptly as possible in the enclosed envelope. You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Secretary of the Company prior to the convening of the Annual Meeting, or by presenting another proxy card with a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used. Attendance at the Annual Meeting will not by itself be a revocation of your proxy.

    We will pay the cost of soliciting proxies and the cost of the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by our directors, officers or employees, none of whom will be specially compensated for such activities. We also intend to request that brokers, banks and other nominees solicit proxies from their customers and will pay certain expenses incurred by them for such activities.

    A copy of our Annual Report to Stockholders for our fiscal year ended December 30, 2000, including our financial statements, is being sent with this Proxy Statement.

VOTING RIGHTS

    As of April 16, 2001, our outstanding stock consisted of 60,970,899 shares of common stock, par value $.01 per share (the "Common Stock"). Each share of our Common Stock is entitled to one vote on each matter that is voted on at the Annual Meeting.

QUORUM; REQUIRED VOTE; VOTING PROCEDURES

    A majority of the outstanding shares of our Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present. Pursuant to applicable Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular item) will be counted as shares that are present and entitled to vote for purposes of determining a quorum. Election of directors requires the approval of a plurality of the shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote. Each of the other items, except Item 1, as listed in the Notice of Annual Meeting of Stockholders, requires the approval of a majority of the shares of our Common Stock present in person or by proxy at the Annual Meeting. The amendment to the By-Laws (the "By-Laws Amendment") proposed in Item 1 requires the approval of holders of at least 66 2/3% of the outstanding shares of our Common Stock. Abstentions and broker non-votes as to the election of directors will not affect the election results. Abstentions and broker non-votes as to any of the other items will have the same effect as votes against such item.

    Unless you specify otherwise on the proxy card, all of your shares of Common Stock represented by valid proxies will be voted FOR each of the items listed on the proxy card and described below, and will be voted in the discretion of the proxies in respect of such other business, if any, as may properly be brought before the Annual Meeting. As of April 11, 2001, we know of no other business that will be presented for consideration at the Annual Meeting other than the items listed on the proxy card and described below. If you give specific voting instructions by marking the boxes on the proxy card, your shares of Common Stock will be voted in accordance with those instructions.

                      APPROVAL OF AMENDMENT TO THE BY-LAWS

    Attached as Exhibit A to this Proxy Statement is the By-Laws Amendment. Under the current By-Laws, RCBA Playtex L.P. ("RCBA") has the right (the "BLUM Capital Partners Right") within a certain time frame and so long as they continue to hold 11% of our outstanding Common Stock to designate two nominees (the "Designated Directors") for election to our Board of Directors out of the nominees to be selected by the Non-Purchaser Nominating Committee. This right is subject to (i) one of the Designated Directors being either Jeffrey W. Ubben or
N. Colin Lind, for so long as he is an employee, officer, director, member or partner of RCBA or an affiliate, and (ii) any other Designated Director being approved (with such approval not to be unreasonably withheld) by a majority of our Board of Directors who were either nominated by the Purchaser Nominating Committee or are officers of the Company.

    Under the By-Laws Amendment, this provision of the By-Laws makes the BLUM Capital Partners Right subject only to each of the Designated Directors being either (i) a partner of BLUM Capital Partners, L.P. ("BLUM Capital Partners"), or (ii) approved (with such approval not to be unreasonably withheld) by a majority of our Board of Directors. The reason for the amendment is to provide greater flexibility to both BLUM Capital Partners and the Company in electing directors, and to facilitate the election of the most qualified individuals with the highest levels of expertise.

VOTE REQUIRED

    Under the terms of the By-Laws, approval of this Amendment requires the affirmative vote of holders of at least 66 2/3% of our outstanding Common Stock. In determining whether this item has received the required number of favorable votes, abstentions and broker non-votes will have the same effect as votes against this item.

    The Company has been informed that Robert B. Haas and his affiliates, which hold approximately 32.8% of our Common Stock, and Richard C. Blum and his affiliates, which hold approximately 21.6% of our Common Stock, intend to vote their Common Stock in favor of approval of this Amendment. If Mr. Haas and his affiliates and Mr. Blum and his affiliates do in fact so vote their shares, approval of this Amendment will require the vote of other holders of approximately 12.3% of our Common Stock to be approved.

    OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE BY-LAWS AMENDMENT.

                             ELECTION OF DIRECTORS

    Pursuant to our By-Laws, our Board of Directors has fixed at eleven the number of directors constituting our Board of Directors. Directors are elected annually by our stockholders and hold office until their successors are elected and qualified or until death, resignation or removal.

    Each of our nominees set forth below is currently a director of the Company, except for Mr. John C. Walker. Each nominee has agreed to serve as a Director, if elected, and we believe that each nominee will be available to serve. If any nominee is unavailable to serve as a Director, your shares may be voted for the election of a substitute nominee as our Board of Directors or the Nominating Committee of our Board of Directors may propose. Our Board of Directors also may elect to reduce the number of directors constituting our Board.

    Mr. Walker's nomination is subject to the approval of the By-Laws Amendment. If the amendment is not approved, there will be a vacancy, which will be filled by our Board of Directors in accordance with our By-Laws.

    Assuming the presence of a quorum, the election of directors requires the favorable vote of a plurality of the shares of our Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes as to the election of directors will be counted as present for determining a quorum but will not affect the election of candidates.

    If you wish to withhold authority to vote for any nominee, you can do so by following the directions set forth on the form of proxy solicited by our Board of Directors or on the ballot distributed at the Annual Meeting if you wish to vote in person.

INFORMATION REGARDING NOMINEES

    The names and ages of our nominees, their principal occupations or employment (including their position with us, if applicable) during the past five years and other data regarding them are set forth below.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Robert B. Haas............................     53      Chairman and Director
Michael R. Gallagher......................     55      Chief Executive Officer and Director
Glenn A. Forbes...........................     50      Executive Vice President, Chief Financial
                                                       Officer and Director
Richard C. Blum...........................     65      Director
Michael R. Eisenson.......................     45      Director
Timothy O. Fisher.........................     51      Director
C. Ann Merrifield.........................     50      Director
John C. Walker............................     39      Director Nominee
Wyche H. Walton...........................     35      Director
Douglas D. Wheat..........................     50      Director
Kenneth F. Yontz..........................     56      Director

    Robert B. Haas has been Chairman and a director of the Company since 1995. Mr. Haas has been actively involved in private business investments since 1978, specializing in leveraged buyouts. He has served as Chairman of the Board and Chief Executive Officer of Haas Wheat & Partners, L.P. and its predecessor ("Haas Wheat") since 1992. (Haas Wheat is a private investment firm specializing in leveraged acquisitions). Mr. Haas serves as Chairman and a director of Nebraska Book Company, Inc., NBC Acquisition Corporation, and AMN
Holdings, Inc. Mr. Haas also serves as a director of Walls Holdings
Company, Inc.

    Michael R. Gallagher has been our Chief Executive Officer and a director since 1995. Prior to joining the Company, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC ("R&C") (a consumer products company) from 1994 to 1995. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak's L&F Products subsidiary from 1988 until the subsidiary was sold to R&C in 1994. From 1984 to 1988, Mr. Gallagher held various executive positions with the Lehn and Fink Group of Sterling Drug. From 1982 to 1984, he was Corporate Vice President and General Manager of the Household Products Division of The Clorox Company ("Clorox"). Prior to that, Mr. Gallagher had various marketing and general management assignments with Clorox and with The Procter & Gamble Company. Presently he serves as a director of Allergan, Inc. and the Grocery Manufacturers Association.

    Glenn A. Forbes has been our Executive Vice President and Chief Financial Officer and a director since March 2000. He has served us for the past 29 years in various finance and accounting positions, including Vice President, Finance from 1988 to 2000.

    Richard C. Blum has been a director of the Company since 1998. Since 1975, Mr. Blum has been Chairman and President of Richard C. Blum & Associates, Inc. the General Partner of BLUM Capital Partners, L.P., an investment firm that specializes in private equity and strategic public investments. Mr. Blum also serves as a director of Northwest Airlines, Shaklee Corporation, URS Corporation, CB Richard Ellis, Inc., and Glenborough Realty Trust, Inc., and is also a director of several private companies.

    Michael R. Eisenson has been a director of the Company since 1997.
Mr. Eisenson is President and the Chief Executive Officer of Charlesbank Capital Partners, LLC ("Charlesbank"), an investment firm which is the successor to Harvard Private Capital Group, Inc. He was the Managing Director of Harvard Private Capital Group from 1986 to 1998, and a Manager with the Boston Consulting Group from 1981 to 1985. He serves on the Board of Directors of CCC Information Services Group, Inc., ImmunoGen, Inc., and United Auto Group, Inc., as well as those of several private companies.

    Timothy O. Fisher has been a director of the Company since 1996. Mr. Fisher has been employed by The Hillman Company (a company of diversified investments and operations), in various capacities, since 1972. He has been a Vice President of The Hillman Company since 1986 and is also a director of several private companies.

    C. Ann Merrifield has been a director of the Company since 1997.
Ms. Merrifield currently serves as Executive Vice President, Genzyme Biosurgery (a division of Genzyme Corporation). Previously, she was employed by Genzyme Genetics (a unit of Genzyme Corporation), serving as President from 1996 to 2001 and by Bain & Company (a consulting firm) where she was a Partner from 1987 to 1992.

    John C. Walker is a director nominee. Mr. Walker has been a Partner of BLUM Capital Partners, L.P. since 1997, formerly Richard C. Blum & Associates, L.P. (BLUM LP), an investment firm that specializes in private equity and strategic block investments in public companies. From 1992 to 1997, Mr. Walker was a Vice President of Pexco Holdings, Inc., a private investment holding company. From 1986 to 1992, Mr. Walker served in various managerial and technical positions in the energy industry. Mr. Walker serves as a director of EFTC Corporation, K*Tec Corporation, and Smarte Carte, Inc.

    Wyche H. Walton has been a director of the Company since 1998. Mr. Walton has served as a Senior Vice President of Haas Wheat (a private investment firm specializing in leveraged acquisitions) since 1995. From 1994 to 1995, he was Chief Financial Officer of McGarr Capital Management Corp. (a private investment firm). Mr. Walton also serves as a director of Smarte Carte Corporation and AMN Healthcare, Inc.

    Douglas D. Wheat has been a director of the Company since June 1995.
Mr. Wheat has been President of Haas Wheat since 1992 (a private investment firm specializing in leveraged acquisitions). He was Co-Chairman of Grauer &
Wheat, Inc. (a private investment firm) from 1989 to 1992 and Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation from 1985 to 1989.

Mr. Wheat serves as a director of Smarte Carte Corporation, Walls Holding Company, Inc., NBC Acquisition Corp., Nebraska Book Company, and AMN Holdings, Inc.

    Kenneth F. Yontz has been a director of the Company since 1995. Mr. Yontz is currently Chairman of the Board, of Apogent Technologies, Inc. (formerly Sybron International), a manufacturer of life science and laboratory products, and Chairman of the Board of Sybron Dental Specialties, Inc., a manufacturer of dental products. From 1987 to 2001, he was Chairman, President, and CEO of Sybron International. He previously served as Executive Vice President of the Allen-Bradley Company. He is a director of Viasystems, Inc. (manufacturer of printed circuit boards).

    The Company has been informed that Robert B. Haas and his affiliates, which hold approximately 32.8% of our Common Stock, and Richard C. Blum and his affiliates, which hold approximately 21.6% of our Common Stock, intend to vote their Common Stock in favor of the election of all the nominees to our Board of Directors. If Mr. Haas and his affiliates and Mr. Blum and his affiliates do in fact so vote their shares, the election of such directors is assured irrespective of the votes of other stockholders.

    OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL THE NOMINEES TO OUR BOARD OF DIRECTORS.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth information regarding beneficial ownership of our Common Stock as of April 11, 2001 by (i) each director and each nominee for director, (ii) each of our executive officers named in the Summary Compensation table below, (iii) each person we believe to own beneficially more than five percent of our outstanding Common Stock and (iv) all directors and executive officers as a group.

                                                                  NUMBER OF SHARES
                                                                 BENEFICIALLY OWNED
                                                                   AND NATURE OF
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP (1)   PERCENT
------------------------                                      ------------------------   --------
Robert B. Haas..............................................         20,000,000(2)         32.8%
Richard C. Blum.............................................         13,197,500(3)         21.6%
Michael R. Eisenson.........................................          2,915,963(4)          4.8%
Michael R. Gallagher........................................          1,322,668(5)          2.1%
Glenn A. Forbes.............................................            183,487               *
John D. Leahy...............................................            190,335               *
Richard G. Powers...........................................            163,335               *
James S. Cook...............................................            278,334               *
Timothy O. Fisher...........................................             21,663(6)            *
Kenneth F. Yontz............................................             25,000               *
C. Ann Merrifield...........................................             28,534               *
Jeffrey W. Ubben............................................                 --              --
John C. Walker..............................................                 --              --
Wyche H. Walton.............................................                 --              --
Douglas D. Wheat............................................                 --              --
Partnerships managed by Haas Wheat & Partners Inc...........         20,000,000(2)         32.8%
BLUM Capital Partners, L.P., et al..........................         13,197,500(3)         21.6%
The Carpenters Pension Trust for Southern California........          4,511,700(3)          7.4%
Shapiro Capital Management Company, Inc.....................          6,304,100(7)         10.3%
All current directors, director nominees and executive
  officers as a group (15 persons)..........................         35,411,556            56.3%

------------------------

*   Indicates less than one percent.

(1) Based on filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as otherwise indicated, we believe that each person listed has sole voting and dispositive power over all shares of Common Stock listed in the table. Includes shares that may be acquired upon the exercise of stock options granted by us that are exercisable within 60 days of April 11, 2001. The shares beneficially owned include 1,266,668; 114,334; 190,335; 163,335; 188,334; 25,000 and 18,534
    shares subject to currently exercisable options granted to Messrs. Gallagher, Forbes, Leahy, Powers, Cook, Yontz, and Ms. Merrifield, respectively, and 1,966,540 shares subject to currently exercisable options granted to all current directors and executive officers as a group.

(2) Includes 8,055,555 shares (approximately 13.2% of the outstanding shares) owned by HWH Capital Partners, L.P., 9,028,482 shares (approximately 14.8% of the outstanding shares) owned by HWH Valentine Partners, L.P. and 2,915,963 shares (approximately 4.8% of the outstanding shares) owned by HWH Surplus Valentine Partners, L.P. The address of each of the foregoing partnerships is c/o Haas Wheat & Partners Incorporated, 300 Crescent Court, Suite 1700, Dallas, Texas 75201. The sole general partner of each of such partnerships is a limited partnership, and the sole general partner of each of such limited partnerships is a corporation controlled by Mr. Haas. By virtue of his control of such corporations, Mr. Haas has sole voting and dispositive power over 17,084,037 shares and shared voting and dispositive power over 2,915,963 shares.

(3) BLUM Capital Partners reports ownership of an aggregate of 13,197,500 shares (approximately 21.6% of the outstanding shares). These shares may be deemed to be owned indirectly by the following parties (i) BLUM Capital Partners,
    (ii) Richard C. Blum & Associates, Inc. ("RCBA Inc."), the general partner of BLUM Capital Partners, (iii) RCBA GP, L.L.C. ("RCBA GP") and
    (iv) Richard C. Blum, a significant stockholder and chairman of RCBA Inc. and a managing member of RCBA GP. These shares are owned directly as follows: (i) five limited partnerships for which BLUM Capital Partners serves as the general partner, Stinson Capital Partners, L.P. (1,509,700 shares--2.5% of the outstanding shares), Stinson Capital Partners II, L.P. (802,200 shares--1.3% of the outstanding shares), Stinson Capital Partners III (162,100 shares--0.3% of the outstanding shares), BK Capital Partners IV, L.P. (414,600 shares--0.7% of the outstanding shares), and RCBA-Playtex, L.P. (1,893,600 shares--3.1% of the outstanding shares); (ii) four investment advisory accounts for which BLUM Capital Partners has voting and investment discretion, The Carpenters Pension Trust for Southern California (4,511,700 shares--7.4% of the outstanding shares), The Common Fund for its Multi-Strategy and Value Opportunity funds (1,465,100 shares collectively--2.4% of the outstanding shares), The United Brotherhood of Carpenters Pension Plan (403,700 shares--0.6% of the outstanding shares) and Stinson Capital Fund (Cayman), Ltd. (135,300 shares--0.2% of the outstanding shares); and (iii) one limited partnership for which RCBA GP serves as the general partner, RCBA Strategic Partners, L.P. (1,899,500 shares--3.1% of the outstanding shares). The Common Fund disclaims membership in a group with any of the Reporting Persons and disclaims beneficial ownership of any shares held by the Reporting Persons. As the sole general partner of BLUM Capital Partners, RCBA Inc. might be deemed the beneficial owner of the securities over which BLUM Capital Partners has voting and investment power. As Chairman and a substantial shareholder of RCBA Inc., and a Managing Member of RCBA GP, Richard C. Blum might be deemed to be the beneficial owner of the securities beneficially owned by RCBA Inc. and RCBA GP. BLUM Capital Partners, RCBA Inc., RCBA GP and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of BLUM Capital Partners, L.P. is 909 Montgomery Street, Suite 400, San Francisco, California 94113.

(4) Represents shares owned by HWH Surplus Valentine Partners, L.P., of which Phemus Corporation is the sole Limited Partner. Mr. Eisenson is the Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, which is the successor to Harvard Private Capital Group, the investment advisor for Phemus Corporation. While Mr. Eisenson has shared voting and dispositive power over the shares, he disclaims beneficial ownership of such shares. The address of Phemus Corporation and Mr. Eisenson is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, 26th Floor, Boston, Massachusetts 02210.

(5) Includes 21,000 shares held by Mr. Gallagher's children. Mr. Gallagher disclaims beneficial ownership of these shares.

(6) Includes 16,663 shares held of record by Mr. Fisher's spouse and children. Mr. Fisher disclaims beneficial ownership of these shares.

(7) Shapiro Capital Management Company, Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and is considered to be the "beneficial owner" of an aggregate of 6,304,100 shares of Common Stock. Information contained in a Schedule 13G filed with the Securities and Exchange Commission (the "Commission"), by Shapiro Capital Management, Inc. indicates that such shares were acquired solely for investment purposes. We have not attempted to verify independently any of the information contained in the Schedule 13G. The address of Shapiro Capital Management
    Company, Inc. is 3060 Peachtree Road, N.W., Atlanta, Georgia 30305.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act, requires our executive officers, directors and persons who own more than 10 percent of a registered class of our equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the New York Stock Exchange, Inc. (the "NYSE"). These Reporting Persons are required by Commission regulation to give us copies of all Forms 3, 4 and 5 they file with the Commission and the NYSE.

    Based on our review of the forms we have received and written representations from certain Reporting Persons, we believe that all of our Reporting Persons complied with their filing requirements applicable to them with respect to transactions in our Common Stock during fiscal year 2000.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

    During 2000, our Board of Directors met four times. Each of our directors attended at least 75% of the total number of meetings of our Board of Directors and the committees of which he or she was a member.

    Our Board of Directors has an Audit Committee, a Compensation and Stock Option Committee (the "Compensation Committee"), a Purchaser Nominating Committee and a Non-Purchaser Nominating Committee. The members of each of these committees are identified in the following table.

                                                                           PURCHASER    NON-PURCHASER
                                                  AUDIT     COMPENSATION   NOMINATING    NOMINATING
DIRECTOR                                        COMMITTEE    COMMITTEE     COMMITTEE      COMMITTEE
--------                                        ---------   ------------   ----------   -------------
Robert B. Haas................................                                 X
Michael R. Gallagher..........................                                                X
Glenn A. Forbes...............................                                                X
Richard C. Blum...............................
Michael R. Eisenson...........................
Timothy O. Fisher.............................      X
C. Ann Merrifield.............................      X
Jeffrey W. Ubben(1)...........................                    X                           X
Wyche H. Walton...............................                                 X
Douglas D. Wheat..............................                    X            X
Kenneth F. Yontz..............................      X             X

------------------------

(1) Mr. Ubben is not standing for election to the Board of Directors this year. His place on the Compensation Committee and the Non-Purchaser Nominating Committee is likely to be taken by Mr. John C. Walker if he is elected to the Board of Directors.

    The Audit Committee recommends our independent auditors and meets with them regarding our yearly audit and reviews the results of their examination. It also reviews the auditors' fees and other terms of their engagement with us. Furthermore, it reviews our financial reporting process and internal controls and recommends changes where appropriate as suggested by the auditors. The members of the Audit Committee are independent as defined by the rules of the NYSE. A copy of the Audit Committee's charter, which was adopted by our Board, is attached as Exhibit B to this proxy statement. The Audit Committee met three times during fiscal year 2000.

    The Compensation Committee reviews new or modified programs concerning executive salaries and other compensation matters relating to our executives and other key employees. Such programs include incentive compensation (including our Management Incentive Plan); deferred compensation and the 1994 Stock Option Plan, as well as direct and indirect compensation matters. The Compensation Committee met or acted by unanimous written consent five times during fiscal year

2000. While serving on the Compensation Committee, directors do not receive option awards (except, as to Mr. Yontz, pursuant to formula grants) under the 1994 Stock Option Plan.

    Pursuant to our By-Laws, a Purchaser Nominating Committee and a Non-Purchaser Nominating Committee nominate candidates for election to our Board of Directors. Of the nominees for director set forth above, Messrs. Haas, Wheat, Yontz, Fisher, Eisenson and Walton were nominated by the Purchaser Nominating Committee and Messrs. Gallagher, Forbes, Blum, and Ms. Merrifield were nominated by the Non-Purchaser Nominating Committee. Subject to the approval of the By-Laws Amendment, Mr. Walker has been nominated by the Non-Purchaser Nominating Committee. See "Certain Transactions" and "Stockholder Nominations and Proposals."

DIRECTORS' COMPENSATION

    Directors who are officers or former officers of the Company and those affiliated with any stockholders owning more than five percent of our Common Stock do not receive any fees for their services as directors. Mr. Yontz and Ms. Merrifield receive an annual retainer of $10,000, fees of $2,500 for each Board meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone, plus reimbursement of reasonable out-of-pocket expenses. In addition, Mr. Yontz and Ms. Merrifield participate in the 1994 Stock Option Plan.

                              CERTAIN TRANSACTIONS

    Our business is unrelated to the business of Playtex Apparel, Inc. ("Apparel"), a wholly owned subsidiary of Sara Lee Corporation ("Sara Lee"). Sara Lee acquired all of the capital stock of Apparel from Playtex Apparel Partners, L.P. (the "Apparel Partnership") in November 1991 in exchange for Sara Lee common stock. The Apparel Partnership holds all of our 15 1/2% Junior Subordinated Notes due December 15, 2003. Playtex Investment Corp., one of our wholly-owned subsidiaries, holds a 15% debenture of the Apparel Partnership due on the same day. Such amounts are reflected as "Due to related party" and "Due from related party" in our consolidated financial statements.

    We have agreed to indemnify the Apparel Partnership and Apparel with respect to product liability (including any toxic shock syndrome liability) related to our business and certain tax matters related to the Apparel business prior to December 28, 1988.

    On June 6, 1995, following the receipt of stockholder approval at our 1995 Annual Meeting of Stockholders (the "1995 Annual Meeting"), we completed the sale of 20 million shares of our Common Stock at a price of $9.00 per share to partnerships managed by Haas Wheat & Partners, pursuant to a Stock Purchase Agreement, dated as of March 17, 1995 (the "Stock Purchase Agreement"), between the Company and the Haas Wheat Partnerships (the "Haas Wheat Transaction"). The Haas Wheat Partnerships' shares constitute approximately 32.8% of our outstanding Common Stock as of April 11, 2001. At the 1995 Annual Meeting, designees of the Haas Wheat Partnerships were elected by our stockholders as a majority of our Board of Directors. Pursuant to the Stock Purchase Agreement, the Haas Wheat Partnerships have agreed that, for up to ten years from March 1995, so long as they own at least 25% of our outstanding voting securities, unless any of certain events have occurred (including in the event that nominees of the Purchaser Nominating Committee were to cease to constitute a majority of our Board of Directors), they will vote all of their voting securities of the Company for a Board of Directors that will consist at all times of a simple majority of nominees selected by the Purchaser Nominating Committee and the remainder of nominees selected by the Non-Purchaser Nominating Committee. See "Security Ownership of Certain Beneficial Owners and Management--Board Meetings, Committees and Attendance."

    In connection with the Haas Wheat Transaction described in the preceding paragraph, we granted to the Haas Wheat partnerships and certain of their affiliates certain demand and piggyback registration rights.

    On January 28, 1998, in connection with our acquisition (the "PCH Acquisition") of Personal Care Holdings, Inc. ("PCH"), we issued to J.W. Childs Equity Partners, L.P. (the "Principal PCH Shareholder") and other holders of the capital stock of PCH (collectively, the "PCH Holders") an aggregate of 9,257,345 shares of our Common Stock (of which 7,855,764 shares were issued to the Principal PCH Shareholder) and cash in an aggregate amount of approximately $91.0 million. We also entered into a Stockholders Agreement with the Principal PCH Shareholder and the other PCH Holders, dated as of January 28, 1998 (the "PCH Stockholders Agreement"). In satisfaction of an obligation under the PCH Stockholders Agreement, our Board of Directors, effective January 28, 1998, increased the size of our Board and filled the vacancies thus created by electing John W. Childs and Wyche H. Walton as directors and approved an amendment to our By-Laws to provide that until the earlier of (i) January 28, 2008 and (ii) the date on which the Principal PCH Shareholder holds fewer than 4,628,688 shares of our Common Stock, one of the nominees selected by the Non-Purchaser Nominating Committee shall be designated by the Principal PCH Shareholder. The amendment to our By-Laws was approved by our stockholders at the 1998 Annual Meeting of Stockholders.

    In connection with the PCH Acquisition, we granted to the PCH Holders certain demand and piggyback registration rights.

    On June 1, 1998, the Principal PCH Shareholder sold 6,000,000 shares of our Common Stock at a price of $13.25 per share to RCBA (the "Blum & Associates Sale"), pursuant to a Stock Purchase Agreement, dated as of June 1, 1998, between the Principal PCH Shareholder, RCBA and Richard C. Blum &
Associates, Inc. As a result of the Blum & Associates Sale, the Principal PCH Shareholder ceased to have the right to designate one of the nominees for election as a director to be selected by the Non-Purchaser Nominating Committee. See "Security Ownership of Certain Beneficial Owners and Management--Board Meetings, Committees and Attendance".

    In connection with the Blum & Associates Sale, we granted to RCBA certain demand and piggyback registration rights, and we amended the Haas Wheat and PCH registration rights agreements to establish the relative priorities of such holders in respect of public offerings of our Common Stock. The PCH registration rights agreement was also amended to eliminate the demand registration rights of the PCH Holders and the Principal PCH Shareholder. The By-Laws were also amended to provide that BLUM Capital Partners and its affiliates collectively have the right to designate two nominees for election as directors (the BLUM Capital Partners Right described in "Approval of Amendment to the By-Laws"). The provision of the By-Laws relating to this right is now proposed to be amended, as described above.

    In connection with the granting of certain registration rights to a third party in January 1999, we entered into a further amendment of the HWH and RCBA registration rights agreements, in each case to establish the relative priorities of such holders in respect of public offerings of our Common Stock.

    We believe that the terms of all the arrangements with the Apparel Partnership, Apparel, the Haas Wheat Partnerships, the Principal PCH Shareholder, BLUM Capital Partners and RCBA were and are fair to the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table details the total compensation paid to our Chief Executive Officer and each of our four most highly compensated executive officers in fiscal 2000 who served the Company on December 30, 2000 collectively (the "Named Executive Officers") for services rendered to the Company for each of the last three fiscal years.

                                                                                        LONG-TERM
                                                        ANNUAL COMPENSATION            COMPENSATION
                                                ------------------------------------   ------------
                                                                           OTHER        SECURITIES
                                                                           ANNUAL       UNDERLYING     ALL OTHER
                                                 SALARY       BONUS     COMPENSATION   OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR        ($)         ($)          ($)           (#)(1)         ($)(2)
---------------------------          --------   ---------   ---------   ------------   ------------   ------------
Michael R. Gallagher...............    2000     1,015,385     890,000(3)       --         300,000        240,462(4)
  Chief Executive Officer              1999       857,692   1,320,000(3)       --          50,000        190,839(4)
  and Director                         1998       750,000   1,969,375(3)       --         350,000        187,046(4)

Glenn A. Forbes....................    2000       257,923     140,000         --          100,000         40,646
  Executive Vice President, Chief      1999       179,000     100,000         --           15,000         29,491
  Financial Officer and Director       1998       163,000      77,000         --           22,000         25,403

Richard G. Powers..................    2000       277,000     100,000         --           45,000         47,479
  President, Personal Products         1999       263,846     155,000         --           20,000         44,695
  Division                             1998       248,461     140,000         --           80,000         29,504

John D. Leahy......................    2000       261,807     115,000         --           45,000         44,196
  President, International/            1999       239,000     135,000         --           20,000         39,304
  Corporate Sales Division             1998       225,462     110,000         --           60,000         32,455

James S. Cook......................    2000       250,154      85,000         --           35,000         38,866
  Senior Vice President, Operations    1999       239,000     105,000         --           15,000         39,488
                                       1998       226,230     110,000         --           55,000         37,742

------------------------

(1) Options are exercisable starting 12 months after the grant date, with one-third of the shares becoming exercisable at that time and an additional one-third of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date.

(2) Represents employer contribution to the Playtex Products Profit-Sharing Retirement Plan (the "Retirement Plan") and Deferred Benefit Equalization Plan (the "Deferred Plan") and premiums paid for term life insurance.

(3) Represents $890,000, $1,320,000, and $969,375 paid pursuant to his annual bonus for fiscal 2000, 1999, and 1998. In addition, Mr. Gallagher received $1,000,000 in 1998 pursuant to his special priced-based incentive compensation established in his Memorandum of Understanding dated July 10, 1995. See "Compensation Committee Report on Executive Compensation".

(4) Represents $240,462, $190,839, and $187,046 of employer contributions to the Retirement Plan and the Deferred Plan and premiums paid for term life insurance for fiscal 2000, 1999, and 1998.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides information related to options exercised by our Named Executive Officers during fiscal 2000 and unexercised options held by them at December 30, 2000. No SARs have been granted pursuant to the Plan.

                                                                 NUMBER OF              VALUE OF UNEXERCISED
                                                                UNEXERCISED                 IN-THE-MONEY
                                                              OPTIONS/SARS AT              OPTIONS/SARS AT
                                                          DECEMBER 30, 2000 (#)(2)   DECEMBER 30, 2000 ($)(2)(3)
                                 SHARES         VALUE     ------------------------   ---------------------------
                               ACQUIRED ON     REALIZED         EXERCISABLE/                EXERCISABLE/
NAME                         EXERCISE (#)(1)    ($)(1)         UNEXERCISABLE                UNEXERCISABLE
----                         ---------------   --------   ------------------------   ---------------------------
Michael R. Gallagher.......            --           --       1,150,001/449,999                   62,500/--
Glenn A. Forbes............            --           --          88,667/117,333                   79,500/--
Richard G. Powers..........            --           --          130,002/84,998                   82,500/--
John D. Leahy..............            --           --          163,669/78,331                   88,437/--
James S. Cook..............            --           --          166,668/63,332                   97,188/--

------------------------

(1) None of the Named Executive Officers exercised any options during fiscal year 2000.

(2) No SARs are outstanding.

(3) The closing price of our Common Stock as reported by the New York Stock Exchange on December 29, 2000 (the last trading day of fiscal year 2000) was $9.625.

OPTION GRANTS DURING FISCAL YEAR 2000

    The following table provides information related to options granted to our Named Executive Officers during fiscal year 2000. No SARs were granted during the year.

                                                     INDIVIDUAL GRANTS
                                    ---------------------------------------------------
                                               % OF TOTAL                                  POTENTIAL REALIZABLE
                                                OPTIONS/                                     VALUE AT ASSUMED
                                                  SARS      EXERCISE                       ANNUAL RATES OF STOCK
                                    OPTIONS/   GRANTED TO      OR                         PRICE APPRECIATION FOR
                                      SARS     EMPLOYEES      BASE                            OPTION TERM (1)
                                    GRANTED    IN FISCAL      PRICE       EXPIRATION      -----------------------
NAME                                 (#)(2)       YEAR      ($/SH)(3)        DATE           5% ($)      10% ($)
----                                --------   ----------   ---------   ---------------   ----------   ----------
Michael R. Gallagher..............  300,000       17.3%     10.8125     May 22, 2010      2,039,977    5,169,702
Glenn A. Forbes...................   50,000        2.9%     10.8125     May 22, 2010        339,996      861,617
Glenn A. Forbes...................   50,000        2.9%     10.75       August 15, 2010     338,031      856,637
Richard G. Powers.................   20,000        1.2%     10.8125     May 22, 2010        135,998      344,647
Richard G. Powers.................   25,000        1.4%     10.75       August 15, 2010     169,016      428,318
John D. Leahy.....................   20,000        1.2%     10.8125     May 22, 2010        135,998      344,647
John D. Leahy.....................   25,000        1.4%     10.75       August 15, 2010     169,016      428,318
James S. Cook.....................   15,000        0.9%     10.8125     May 22, 2010        101,999      258,485
James S. Cook.....................   20,000        1.2%     10.75       August 15, 2010     135,212      342,655

------------------------

(1) The potential realizable value portion illustrates value that might be realized upon the exercise of the options granted in fiscal year 2000 immediately prior to the expiration of their term. The potential realizable value assumes our Common Stock price will grow at the specified compounded rates of appreciation over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Options that were granted to the Named Executive Officers in fiscal year 2000 are exercisable starting 12 months after the grant date. One-third of those shares are exercisable at that time and an additional one-third of those options will be exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date.

(3) The exercise price was equal to the fair market value of the Common Stock on the date of grant. The option exercise price and any tax withholding obligations related to the exercise of options may be paid in cash, by delivery of already owned shares, by offset of the underlying shares, or in any other form of valid payment as determined by the Compensation Committee in its discretion.

BENEFIT PLANS FOR TERMINATED EMPLOYEES

    Each of our Named Executive Officers has an agreement with respect to termination of employment. In the event Mr. Gallagher is terminated without Cause (as defined in such agreement) prior to a Change of Control (as defined in such agreement), Mr. Gallagher is entitled to receive two years' salary, bonus and fringe benefits. In the event the other Named Executive Officers are terminated without Cause prior to a Change of Control, they are entitled to receive one year's salary, bonus and fringe benefits. Additionally, in the event of termination of employment prior to a Change of Control due to death or "Disability" (as defined in our Long Term Disability Policy), Mr. Gallagher or his estate is entitled to receive two years' salary, bonus and fringe benefits. In the event employment is terminated within three years following a Change of Control, each Named Executive Officer except Mr. Gallagher would receive one year's salary, bonus and fringe benefits. Mr. Gallagher would enter into a five-year non-compete agreement following termination arising from a Change of Control for total payment equal to three years' salary, bonus and fringe benefits. In the event of a Change of Control, each Named Executive Officer is entitled to receive a one-time payment equal to the highest annual bonus received in the last three fiscal years, whether or not employment is terminated.

    We maintain a Severance Payment Policy under which employees (excluding our Named Executive Officers and other executive officers) who are "terminated" from service without cause are entitled to receive compensation for a period of two to twelve months, depending on their years of accrued service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE COMMISSION, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE, THE REPORT OF THE AUDIT COMMITTEE AND THE PERFORMANCE GRAPH IMMEDIATELY THEREAFTER SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE COMMISSION OR SUBJECT TO REGULATION 14A OR 14C OF THE EXCHANGE ACT OR TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT, NOTWITHSTANDING ANY GENERAL INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY OTHER FILED DOCUMENT.

    The foundation of our compensation policies is the view that our success is attributable to the efforts of our employees, including our executive officers. We structure executive compensation in a manner designed to provide competitive levels of compensation and to assist us in attracting and retaining qualified executives. We endorse the position that stock ownership by management is beneficial in aligning management's and stockholders' interests in the Company. The compensation paid to our executive officers consists primarily of base salary, cash bonuses under the Management Incentive Plan, and grants of options pursuant to our 1994 Stock Option Plan. In addition, we provide all executive officers with term life insurance and contributions to the Retirement Plan and the Deferred Plan.

    Base salaries of executive officers are reviewed annually. In establishing base salaries during fiscal year 2000, the Compensation Committee made subjective determinations that were not subject to specific criteria. The Compensation Committee considered such variables as the executive officer's relative responsibilities, expertise, past year's compensation, and past year's performance. The Compensation Committee also considered the compensation levels of other executives of consumer products companies.

    Amounts payable under our Management Incentive Plan were calculated based upon: (i) annual base salary; (ii) each employee's targeted percentage (a percentage of base salary that increases for higher positions within the Company, thereby placing a greater percentage of compensation at risk for those with greater responsibility); (iii) Company results with respect to net sales, operating profit and cash flow (each as defined in the Management Incentive
Plan), which corporate results are measured against objectives established at the beginning of the year by our Board, and (iv) except for our Chief Executive Officer, an individual performance factor based on measured accomplishment of goal-oriented projects, to be weighted equally with each other component of the corporate performance factor.

    The option incentive component of our total compensation package is intended to retain and motivate our executives to improve our long-term stock market performance and to increase value for all of our stockholders. The Compensation Committee generally grants options under the 1994 Stock Option Plan with an exercise price equal to the market price at the date of the grant and, as a result, the options will have value only if our stock price increases from the time of the award. Grants are made to executive officers based on salary, responsibility, and performance of the individual officer. Grants generally become exercisable over the succeeding three years.

    Mr. Gallagher was named our Chief Executive Officer effective July 10, 1995. We entered into a Memorandum of Understanding, dated as of June 21, 1995, as amended (the "Memorandum"), with Mr. Gallagher. The Memorandum, which was approved by the Compensation Committee, currently provides for (i) a term ending June 30, 2003; (ii) a base salary of at least $900,000 per year, subject to upward adjustment at the discretion of our Board of Directors; (iii) incentive bonuses which shall be no more than 187.5% of his base salary as in effect as of the first day of the relevant calendar year, with a target incentive bonus equal to 125% of his base salary as in effect on the first day of such calendar year; and, (iv) further grants of stock options at our Board's discretion. In addition, the Memorandum provides that as long as Mr. Gallagher is employed as our Chief Executive Officer, he will receive the following special cash bonuses when our Common Stock, for 30 consecutive trading days, closes at or above the following thresholds at any time prior to June 30, 2003: a $1 million cash payment at a trading price level of $20, a $1.5 million cash payment at each of a trading price level of $25 and $30, and a $2 million cash payment at each of a trading price level of $35 and $40. During fiscal year 1998, Mr. Gallagher received $1 million pursuant to his original special price-based incentive bonus under the Memorandum dated as of June 21, 1995, before it was amended, because the closing price of our Common Stock, as reported by the New York Stock Exchange, was above $15 per share for 30 consecutive days. During fiscal year 2000, Mr. Gallagher received options to purchase 300,000 shares of our Common Stock. At April 11, 2001, Mr. Gallagher held options to purchase 2,000,000 shares of our Common Stock, which were granted to him pursuant to the 1994 Stock Option Plan.

    The Compensation Committee has structured Mr. Gallagher's compensation in order to link it to his individual performance. The Compensation Committee has granted substantial incentives to him tied to our performance measured with respect to sales, profitability and cash flow and to our long-term growth as measured by increases in the value of our Common Stock. The Compensation Committee also considered the compensation packages available to chief executives of comparable companies and our need to attract, retain and incentivize a chief executive officer of Mr. Gallagher's caliber.

    The Compensation Committee has considered the potential future effects on the Company's executive compensation program of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of certain amounts per executive per year, but excludes from the calculation of such limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. The 1994 Stock Option Plan has been designed and administered to qualify awards made thereunder as performance-based compensation excepted from such limitation on the deductibility of executive compensation. The Company has also attempted to structure other elements of its executive compensation program, including the Management Incentive Plan or portions thereof, to qualify as performance-based compensation for purposes of
Section 162(m).

April 11, 2001

                                          The Compensation Committee
                                          Douglas D. Wheat
                                          Jeffrey W. Ubben
                                          Kenneth F. Yontz

AUDIT COMMITTEE REPORT

    The Audit Committee monitors the Company's financial reporting process and internal control system on behalf of the Board. In addition, the Committee recommends to the Board, subject to stockholder ratification, the selection of the Company's independent public accountants. The members of the Audit Committee are independent as defined by the rules of the New York Stock Exchange.

    In addition, the Audit Committee has discussed with the independent public accountants, the auditor's independence from the Company and its management, including matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

    The Audit Committee discussed with the Company's independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    Based upon the Audit Committee's discussions with management and the independent public accountants and the Committee's review of the representations of management and the report of the independent public accountants to the Committee, the Committee recommended that the Board include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 30, 2000 filed with the Commission.

April 11, 2001

                                          The Audit Committee:
                                          C. Ann Merrifield
                                          Timothy O. Fisher
                                          Kenneth F. Yontz

PERFORMANCE GRAPH

    The following graph compares the performance of our Common Stock to the performance of the Standard & Poor's Stock 400 Index ("S&P 400") and a weighted composite index of certain peer companies (the "Peer Index") selected by us, on a fiscal year basis for the period beginning on December 30, 1995 through December 30, 2000 (the "Performance Period"). The comparison assumes $100.00 was invested on December 30, 1995 in our Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The total return for our Common Stock was 28.3% during the Performance Period as compared with a total return during the same period for the Peer Index of 8.0% and for the S&P 400 of 137.2%. The comparisons in the graph below are provided in response to Commission disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of our Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          PLAYTEX PRODUCTS, INC.  PEER GROUP  S&P 400
12/30/95                   100.0       100.0    100.0
12/28/96                   101.7       111.1    116.9
12/27/97                   130.8       122.6    147.0
12/26/98                   205.8       138.7    168.5
12/25/99                   196.7       100.4    200.7
12/30/00                   128.3       108.0    237.2

    The Peer Index is comprised of the following companies: Alberto-Culver Company, Avon Products, Inc., Carter-Wallace, Inc., Church & Dwight Co., Inc., Newell Rubbermaid, Inc., and The Estee Lauder Companies, Inc. The returns for each issuer within the Peer Index have been weighted according to the issuer's respective stock market capitalization at the beginning of the period presented. We selected the issuers that comprise the Peer Index on the basis that each had lines of business and/or stock market capitalization comparable to us.

                     RATIFICATION OF SELECTION OF AUDITORS

    The auditing firm of KPMG LLP has examined our financial statements since 1986 and our Board of Directors wishes to utilize their services again for the fiscal year ending December 29, 2001. A resolution will be presented to the meeting to ratify the appointment of KPMG LLP as independent accountants to examine our financial statements and our subsidiaries for the fiscal year ending December 29, 2001, and to perform other appropriate accounting services. Representatives of KPMG will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions asked by stockholders.

VOTE REQUIRED

    If our stockholders do not ratify the selection of KPMG LLP by a favorable vote of a majority of our Common Stock present in person or by proxy at the Annual Meeting, the selection of independent accountants will be reconsidered by our Board of Directors. In determining whether this item has received the required number of favorable votes, abstentions and broker non-votes will have the same effect as votes against this item.

    The Company has been informed that Robert B. Haas and his affiliates, which hold approximately 32.8% of our Common Stock, and Richard C. Blum and his affiliates, which hold approximately 21.6% of our Common Stock, intend to vote their Common Stock in favor of the ratification of the appointment of KPMG LLP. If Mr. Haas and his affiliates and Mr. Blum and his affiliates do in fact so vote their shares, the ratification of the appointment of KPMG LLP is assured irrespective of the votes of other stockholders.

    OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

KPMG LLP Fees Related to Fiscal 2000

AUDIT FEES:

    The aggregate audit fees billed, or to be billed, by our independent auditors for professional services in connection with the audit of our annual financial statements for our fiscal year ended December 30, 2000 and the reviews conducted by our independent auditors of the financial statements included in our quarterly reports on Form 10-Q required to be filed by us during fiscal 2000 totaled $394,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:

    We did not engage KPMG LLP to provide advice to us regarding financial information systems design and implementation during our fiscal year ended December 30, 2000.

ALL OTHER FEES:

    The aggregate of all other fees billed to us by KPMG LLP during our fiscal year ended December 30, 2000 for all other non-audit services rendered to us, including tax related services, totaled approximately $79,000.

    The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the independence of KPMG LLP.

          APPROVAL OF AMENDMENT TO THE PLAYTEX 1994 STOCK OPTION PLAN
                 FOR DIRECTORS AND EXECUTIVE AND KEY EMPLOYEES

    Our Board of Directors has approved an amendment to the 1994 Stock Option Plan for Directors and Executive and Key Employees to increase the number of shares of our Common Stock available for issuance upon exercise of stock options ("Options") and stock appreciation rights ("SARs") granted thereunder from 7,047,785 to 9,047,785 and to increase the number of shares available for issuance upon exercise of Options and SARs granted to any single Executive Officer from 2,000,000 shares, as adjusted, to 4,000,000 shares, as adjusted (the "Stock Option Plan Amendment"). As of April 11, 2001, we had issued Options and SARs with respect to a total of 6,525,491 shares.

    Our Board of Directors believes that it is in our best interest that Options and SARs continue to comprise a meaningful part of the compensation for directors, officers and key employees. In addition, the proposed increase in the total number of shares of Common Stock available for granting under the Plan and the proposed increase in shares available for grant to any single Executive Officer will provide desirable flexibility in the award of stock option compensation. Approval of the Stock Option Plan Amendment requires the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote.

DESCRIPTION OF THE PLAN

    The Plan authorizes the grant to our directors, executives and other key employees of long-term incentive share awards in the form of Options and SARs. The Plan is administered by the Compensation Committee, which consists of three non-employee directors of the Company, currently Messrs. Jeffrey W. Ubben, Douglas D. Wheat and Kenneth F. Yontz. At the end of fiscal 2000, there were two non-employee directors and 194 employees who were eligible to receive awards under the Plan. Options to be granted under the Plan may be either Incentive Stock Options within the meaning of Section 422(b) of the Code, or Non-Qualified Stock Options. A "Non-Qualified Stock Option" is an Option which is not an Incentive Stock Option and which is designated a Non-Qualified Stock Option by the Compensation Committee. SARs may only be granted in tandem with Options, and will be subject to such terms and conditions not inconsistent with the Plan as the Compensation Committee shall impose. The aggregate number of shares, after the adoption of the Stock Option Plan Amendment, of Common Stock which may be issued upon exercise of Options and SARs may not exceed 9,047,785 shares. Options and SARs may not be granted under the Plan after October 2003.

    For discretionary grants, the recipients, terms, conditions, number and type of Options (whether Incentive Stock Options or Non-Qualified Stock Options) and/or SARs to be granted under the Plan shall be determined by the Compensation Committee; provided, however, that, for such Options, the exercise price per Share shall not be less than 100% of the fair market value (as defined in the Plan) of our Common Stock on the date such Option is granted; and provided, further, that in the case of an Incentive Stock Option, the price per Share shall not be less than 110% of the fair market value of our Common Stock on the date such Option is granted in the case of an individual owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner"), any subsidiary of the Company or parent of the Company. In addition, certain non-employee directors have been granted Non-Qualified Stock Options under the Plan pursuant to a fixed formula setting forth the number of Options, exercise price, vesting schedule and period of exercisability.

    Except as the Compensation Committee may otherwise provide with respect to Options granted to non-officer employees, Options under discretionary grants may not be exercised during the first year after such Options are granted. Subject to this and certain other conditions, such Options will be exercisable at such times and in such installments (which may be cumulative) as the Compensation Committee provides in the terms of each such Option; provided, however, that by resolution adopted after the Option is granted the Compensation Committee may, on such terms and conditions as it may determine appropriate (and subject to certain conditions), accelerate the time at which such Option or portion thereof may be exercised. To the extent the aggregate fair market value of shares (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such Options shall be taxed as Non-Qualified Stock Options. The consideration for granting of an Option is the optionee's continued rendering of services to the Company or a subsidiary after the Option is granted. The Compensation Committee may, in its discretion and on such terms as it deems appropriate, require as a condition to the grant of such Options that the optionee surrender for cancellation some or all of the unexercised Options which have been previously granted to the optionee.

    Shares purchased upon exercise of an Option shall be paid in full at the time of exercise in cash or, if the Compensation Committee so permits, in whole or in part in shares valued at their fair market value on the date of exercise, or by a promissory note on such terms and conditions as the Compensation Committee may impose. Unless otherwise approved in writing by the Compensation Committee, no shares acquired upon the exercise of any Option by any director or officer may be sold, assigned or otherwise transferred until at least six months have elapsed from (but excluding) the date that such Option was granted, and the Compensation Committee may impose other restrictions on the transferability of such shares as it deems appropriate. Not withstanding the foregoing, any Optionee may transfer any Non-Qualified Option or portion thereof to a permitted Transferee (as defined in the Plan) subject to the following: (i) the Optionee does not receive any consideration for the transfer; (ii) the Compensation Committee shall receive written notice of the transfer and copies of all documents evidencing the transfer; and (iii) any Non-Qualified Option or portion thereof transferred by the Optionee to a Permitted Transferee may be exercised by the Permitted Transferee to the same extent as the Optionee would have been entitled to do so. Options will expire after the first to occur of: (i) the expiration of ten years from the date the Option was granted; (ii) with respect to Incentive Stock Options granted to an optionee who was a 10% Owner when the Incentive Stock Options were granted, five years from the date the Incentive Stock Option was granted; (iii) except in the case of an employee who is disabled (as defined in Section 22(e)(3) of the Code), the expiration of three months from the date of the optionee's Termination of Employment (as defined in the Plan), unless such optionee dies in such three-month period; (iv) in the case of an optionee who is disabled (as defined in Section 22(e)(3) of the Code), the expiration of one year from the date of the optionee's Termination of Employment, unless the optionee dies in such one-year period; or (v) the expiration of one year from the date of the optionee's death.

    SARs entitle the optionee to surrender the Option in exchange for an amount, payable in shares or, in the discretion of the Compensation Committee, in cash, determined by multiplying (i) the lesser of (a) the difference obtained by subtracting the Option exercise price per share subject to the related Option from the fair market value of a share on the date of exercise of the SAR and
(b) two times the Option exercise price per Share subject to the related Option, by (ii) the number of shares subject to the related Option with respect to which the SAR is exercised. SARs may be exercised for cash only during prescribed periods or pursuant to an irrevocable written election made at least six months prior to the date of exercise.

    The Compensation Committee may make equitable adjustments in the terms of Options under discretionary grants and maximum number of shares available under the Plan, and may also provide by the terms of any such Option that such Option cannot be exercised, upon the occurrence of certain corporate events, including reorganizations, mergers, acquisitions, liquidation or dissolution. The Plan may be amended by the Compensation Committee at any time provided that stockholder approval is required to approve amendments which (i) increase any limits on the maximum number of shares which may be issued upon the exercise of Options;
(ii) materially modify the Plan's eligibility requirements; (iii) reduce the minimum option price requirements of the Plan; or (iv) extend the time period during which Options and SARs may be granted. No amendment of the Plan shall adversely affect any prior rights or obligations under Options or SARs without the consent of the optionee.

FEDERAL INCOME TAX CONSEQUENCES

    Options granted under the Plan may be either Non-Qualified Stock Options or, if granted to our employees or any of our subsidiaries, Incentive Stock Options, as determined from time to time by the Compensation Committee. As to Non-Qualified Stock Options, there will be no federal income tax consequences to either the optionee or us on the grant of the Option. Upon the exercise of a Non-Qualified Stock Option, the optionee will generally recognize taxable ordinary income in an amount equal to the difference between the Option price paid and the then fair market value of the shares received. We will generally be entitled to a tax deduction in an amount equal to the optionee's taxable ordinary income. In the case of an optionee subject to Section 16(b) of the Exchange Act, the optionee will recognize ordinary income after exercise only upon the expiration of six months following the date of grant, unless the optionee elects pursuant to Section 83(b) of the Code to use the exercise date for purposes of such calculation. We are required to withhold taxes on the ordinary income recognized by an optionee upon exercise of a Non-Qualified Stock Option. Upon disposition of the shares by the optionee, the optionee will generally recognize gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and his basis for the shares, which will include the amount previously recognized by him or her as ordinary income.

    If an Option granted under the Plan is designated as an Incentive Stock Option and thereafter continues to qualify as such, the optionee will generally recognize no income upon grant or exercise of the Incentive Stock Option and we will not be allowed a deduction for Federal income tax purposes (which it would otherwise receive in the case of an exercise of a Non-Qualified Stock Option). Upon a subsequent sale or other disposition of Shares received upon exercise of an Incentive Stock Option, if such sale or other disposition occurs at least two years after the date of grant and one year after the transfer of Shares pursuant to the exercise of the Incentive Stock Option, any gain or loss will be taxed to the optionee at capital gain rates. If either of such requirements is not satisfied, gain realized upon such sale or other disposition will generally be subject to ordinary income tax. We, in turn, will generally then be entitled to a deduction for Federal income tax purposes in the amount of such ordinary income recognized by the optionee. Whenever Incentive Stock Options are exercised, the difference between the exercise price and the fair market value of the shares constitutes an adjustment in computing alternative minimum taxable income. As a result, Section 55 of the Code may impose an "alternative minimum tax" upon the optionee exercising Incentive Stock Options.

    Finally, Section 162(m) of the Code denies a Federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to our Chief Executive Officer and our four other most highly paid executive officers. Certain types of performance-based compensation, including compensation based on attaining pre-established performance goals, are excluded from this deduction limit. It is intended that compensation paid pursuant to the Plan will be deductible by us notwithstanding the limitation of Section 162(m) of the Code by reason of the exception for performance-based compensation.

ACCOUNTING TREATMENT

    Our reported earnings will not be affected by the grant of Options or SARs since Options or SARs cannot be issued for less than 100% of the fair market value of our Common Stock on the date of grant, according to the Plan. The grant of Stock Options may impact the calculation of diluted earnings per share. The exercise of stock options or SARs will not affect our reported earnings. A liability and charge to earnings will be incurred as the price of vested SARs exceeds the grant price of the SARs.

VOTE REQUIRED

    If our stockholders do not approve the Stock Option Plan Amendment by a favorable vote of a majority of our Common Stock present in person or by proxy at the Annual Meeting, the Stock Option Plan Amendment will be reconsidered by our Board of Directors. In determining whether this item has received the required number of favorable votes, abstentions and broker non-votes will have the same effect as votes against this item.

    The Company has been informed that Robert B. Haas and his affiliates, which hold approximately 32.8% of our Common Stock, and Richard C. Blum and his affiliates, which hold approximately 21.6% of our Common Stock, intend to vote their Common Stock in favor of the approval of the Stock Option Plan Amendment. If Mr. Haas and his affiliates and Mr. Blum and his affiliates do in fact so vote their shares, the approval of the Stock Option Plan Amendment is assured irrespective of the votes of other stockholders.

    OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE PLAYTEX 1994 STOCK OPTION PLAN FOR DIRECTORS AND EXECUTIVE AND KEY EMPLOYEES.

                                 OTHER MATTERS

    Our Board of Directors and our management know of no other matters to be brought before the Annual Meeting. If other matters should arise at the Annual Meeting, shares of our Common Stock represented by proxies will be voted at the discretion of the proxy holder.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

    If you intend to present a proposal (other than with respect to the election of directors) at the 2002 Annual Meeting and want your proposal to be included in the Proxy Statement for that meeting, you must submit your proposal in writing to the Secretary of the Company, at our address listed on the first page of this Proxy Statement. The proposal must be received on or before January 4, 2002, or, if the 2002 Annual Meeting is changed by more than thirty
(30) calendar days from May 14, your proposal must be received a reasonable time before the solicitation is made.

    In addition, the form of proxy issued with our 2002 Proxy Statement will confer discretionary authority to vote for or against any proposal made by a stockholder at the 2002 Annual Meeting and which is not included in our Proxy Statement. However, under the rules of the Commission, such discretionary authority may not be exercised if the shareholder proponent has given the Secretary of the Company notice of such proposal prior to March 19, 2002 and certain other conditions provided for in the Commission's rules have been satisfied.

    In addition, if you intend to nominate any person for election as a director at the 2002 Annual Meeting you must make your nomination by written notice given by or on behalf of a stockholder of record (the "Notice of Nomination"). The Notice of Nomination must be received at our principal executive office, addressed to the attention of the Secretary, no later than 10 days after the first date of public disclosure by us of the date of the Annual Meeting or special meeting of stockholders. Public disclosure shall be deemed to be first made when disclosure of the date of the Annual Meeting or special meeting of stockholders is first made in a press release or in a document publicly filed by us with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. The Notice of Nomination shall detail (i) your name and address, assuming you are the person proposing to make nominations, (ii) the class and number of shares of capital stock held of record by you, held beneficially and represented by proxy as of the record date for the meeting and as of the date of your Notice of Nomination, (iii) all information regarding each stockholder nominee that would be required to be listed in a definitive proxy statement filed with the Commission pursuant to Section 14 of the Exchange Act, and the written consent of each stockholder nominee to serve if elected, and (iv) all other information that would be required to be filed with the Commission if the person proposing such nominations were a participant in a solicitation subject to Section 14 of the Exchange Act or any successor thereto. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any proposed nomination of a stockholder nominee was not made in accordance with the proper procedures and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                                          By Order of the Board of Directors

                                          /s/ Paul E. Yestrumskas

                                          Paul E. Yestrumskas
                                          Vice President, General Counsel and
                                          Secretary
                                          April 27, 2001

                                                                       EXHIBIT A

                                  AMENDMENT TO
                     THE BY-LAWS OF PLAYTEX PRODUCTS, INC.

    The By-Laws of Playtex Products Inc., a Delaware corporation (the "Company"), as in effect as of April 27, 2001 (the "By-Laws"), are hereby amended as set forth herein.

    I. Section 15(b)(B) of Article III of the By-Laws is hereby amended and restated in its entirety as follows:

        "(B) From the Effective Date until the earlier of (1) the date upon which the Principal Stockholder and its affiliates holds, in the aggregate, less than 11% of the outstanding shares of common stock of the Company or
    (2) the tenth anniversary of the Effective Date, two of the Non-Purchaser Directors shall be Designated Directors, PROVIDED, that each of the Designated Directors shall be either (a) a partner of BLUM Capital Partners, L.P., or (b) approved by a majority of the members of the Board, which approval shall not be unreasonably withheld. The "Effective Date" shall have the meaning given to that term in the Amended and Restated Stockholders Agreement, dated as of September 3, 1998, among the Company, and RCBA PLAYTEX, L.P. (the "Principal Stockholder") and RCBA Strategic Partners, L.P. (the "Fund"). The "Designated Directors" means one Director designated by the Principal Stockholder and one Director designated by the Fund."

                                                                       EXHIBIT B

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I.  PURPOSE

    The Audit Committee's primary duties and responsibilities are to:

- Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

- Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing efforts.

- Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

II. COMPOSITION

    The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

    The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

    The Committee shall meet at least two times annually. As part of its job to foster open communication, the Committee shall meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Corporate Secretary shall record the minutes for all meetings.

IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

1. Review and update this Charter periodically, at least annually, as conditions dictate.

2. Review the organization's annual financial statements, including any certification, report, opinion, or review rendered by the independent accountants.

3. Review the regular internal reports to management prepared by internal auditors and management's response.

INDEPENDENT ACCOUNTANTS

4. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence. The Committee shall receive from the accountants written confirmation of their independence.

5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness, accuracy and appropriateness of the organization's financial statements and financial disclosures.

FINANCIAL REPORTING PROCESS

7. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

8. Consider and approve, if appropriate, major changes to the Corporation's accounting practices as suggested by the independent accountants, management, or internal auditors.

PROCESS IMPROVEMENT

9. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

10. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

11. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

12. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

ETHICAL AND LEGAL COMPLIANCE

13. Review activities, organizational structure and quality of the Company's internal audit activities.

14. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

15. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

16. Perform any other activities consistent with this Charter, the Corporation's By-Laws and governing law, as the Committee or the Board deems necessary or appropriate.

                             Playtex Products, Inc.
                    300 Nyala Farms Road, Westport, CT 06880
           This Proxy is Solicited on Behalf of the Board of Directors


The undersigned stockholder of Playtex Products, Inc. hereby constitutes and appoints Michael R. Gallagher and Glenn A. Forbes, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held on May 31, 2001 (or, if only one shall be present and acting at the Meeting then that one) all of the shares of stock of the Company that the undersigned would be entitled, if personally present, to vote at the Annual Meeting and at any adjournment thereof.

--------------------------------------------------------------------------------
                              Fold and Detach Here


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" Items 1, 2, 3 and 4.

/X/  PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE

1.    To approve an amendment to our By-Laws.

             FOR / /             AGAINST / /             ABSTAIN / /

2.    Election of directors.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.
                                                            NOMINEE
                                           -------------------------------------
FOR all nominees      WITHHOLD AUTHORITY  R. Haas        M. Gallagher  G. Forbes
listed to the right   to vote for all     R. Blum        M. Eisenson   T. Fisher
(Except as marked to  nominees listed to  C. Merrifield  J. Walker     W. Walton
the contrary) / /     the right / /       D. Wheat       K. Yontz


3. The ratification of the appointment of KPMG LLP as independent auditors for the Company for fiscal year 2001.

             FOR / /             AGAINST / /             ABSTAIN / /


4. To approve an amendment to the Playtex 1994 Stock Option Plan for Directors, Executive and Key Employees.

             FOR / /             AGAINST / /             ABSTAIN / /


5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

                     RECEIPT IS ACKNOWLEDGED OF THE
                     NOTICE AND PROXY STATEMENT FOR
                     THE FOREGOING ANNUAL MEETING AND OF THE
                     ANNUAL REPORT ON FORM 10-K FOR THE
                     FISCAL YEAR ENDED DECEMBER 30, 2000.

                     PLEASE SIGN EXACTLY AS NAME
                     APPEARS BELOW. WHEN SHARES ARE
                     HELD BY JOINT TENANTS, BOTH
                     SHOULD SIGN. WHEN SIGNING AS
                     ATTORNEY, EXECUTOR,
                     ADMINISTRATOR, TRUSTEE OR
                     GUARDIAN, PLEASE GIVE FULL TITLE
                     AS SUCH.  IF A CORPORATION,
                     PLEASE SIGN IN FULL CORPORATE
                     NAME BY PRESIDENT OR OTHER
                     AUTHORIZED OFFICER. IF A
                     PARTNERSHIP, PLEASE SIGN IN
                     PARTNERSHIP NAME BY AUTHORIZED
                     PERSON.


                     ----------------------------------
                     SIGNATURE


                     ----------------------------------
                     SIGNATURE IF HELD JOINTLY

                     DATED ______________________, 2001
                     PLEASE MARK, SIGN, DATE AND RETURN
                     THE PROXY CARD PROMPTLY USING
                     THE ENCLOSED ENVELOPE.